                               LICENSE AGREEMENT

     Executed this 28TH day of February, 1996, by and between ALLIANCE PHARMACEUTICAL CORP., a New York corporation (hereinafter referred to as "ALLIANCE") having its principal office at 3040 Science Park Road, San Diego, California 92121 and Hoechst Marion Roussel, Inc., a Delaware corporation having its principal office at 10236 Marion Park Drive, Kansas City, Missouri 64137-1405 (hereinafter referred to as "HMRI"). The effective date of this Agreement shall be the date of the Closing as such term is defined in the Stock Purchase Agreement of even date herewith between HMRI and ALLIANCE (hereinafter referred to as the "Effective Date").

                        WITNESSETH THAT:

     WHEREAS, ALLIANCE is developing through its research and development activities certain technology for use in respiratory medicine, and has the right to grant rights and licenses and/or sublicenses under the Patents (hereinafter defined) and Know-How (hereinafter defined);

     WHEREAS, HMRI has had the opportunity to evaluate said Patents and Know-How under a confidentiality agreement dated March 14, 1995 between ALLIANCE and HMRI;

     WHEREAS, HMRI has, based on its evaluation, expressed to ALLIANCE its interest in obtaining from ALLIANCE certain rights and licenses to the Patents and Know-How; and

     WHEREAS, ALLIANCE is willing to grant such rights and licenses to HMRI under the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreement hereinafter set forth, both parties to this Agreement (hereinafter defined) mutually agree as follows:

ARTICLE 1 - DEFINITIONS

     The following terms as used in this Agreement shall, unless the context clearly indicates to the contrary, have the meanings set forth in this Article:

1.1 "AFFILIATE" shall mean any entity which directly or indirectly controls, or is controlled by, or is under common control with another entity. For purposes of this Agreement, an entity is deemed to be in control of another entity if the former owns directly or indirectly more than fifty percent (50%) of the outstanding voting equity or owns directly or indirectly an interest in more than fifty percent (50%) of the assets of the latter.

1.2  "AGREEMENT" shall mean this License Agreement.

1.3 "BRONCHOALVEOLAR LAVAGE" shall mean the installation and active removal of Products in the lungs for diagnostic or therapeutic purposes.


** INDICATES CONFIDENTIAL INFORMATION WHICH HAS BEEN OMITTED AND FILED
   SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

1.4 "CLINICAL WORK" shall mean any work related to human trials to assess the dosing, safety and efficacy of a Product and to assess a dose and treatment plan employing such Product(s).

1.5  "DIRECTLY COMPETITIVE PRODUCT" shall mean **





1.6 "FDA" shall mean the United States Food & Drug Administration and, when appropriate, shall also mean any corresponding regulatory agency in any country in the Territory.

1.7 "FIELD OF USE" shall mean the intratracheal administration of liquids including in nebulized or aerosol form, either used with other drugs or administered alone, which (a) perform Bronchoalveolar Lavage or Liquid Ventilation, or (b) provide Therapeutic Effects. The Field of Use shall not include proprietary formulations of ALLIANCE such as reverse emulsions, micro-suspensions, molecular solutions and the like.

1.8 "FTE" shall mean the equivalent of one (1) full-time employee for one (1) year.

1.9  "GLOBAL SALES DATE" shall mean **


1.10 "IND" shall mean an Investigational New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 C.F.R. Section 312 as well as equivalent submissions to the appropriate health authorities in other countries in the Territory.

1.11 "KNOW-HOW" shall mean any and all information, processes, techniques, data, methods, materials, compositions, and trade secrets with respect to or relating to the Patents in the Field of Use and/or the manufacture or use of Products, including but not limited to the toxicological, pharmacological, clinical and chemical data, specifications, regulatory submissions, medical uses, adverse reactions, formulations and quality control methods which are in the possession of ALLIANCE or HMRI and its Affiliates or are acquired or developed by ALLIANCE or HMRI and its Affiliates during the term of this Agreement.

1.12 "LIQUID VENTILATION" shall mean the administration in the pulmonary airways of liquids (e.g., perfluorochemicals) which exchange physiological gases (O2 and CO2) in therapeutically effective amounts (i) in conjunction with a mechanical gas ventilator, wherein gas exchange takes place in the lungs,
(ii) in conjunction with a Liquid Ventilator, or (iii) without a mechanical gas ventilator or Liquid Ventilator.

1.13 "LIQUID VENTILATOR" shall mean a device which pumps liquid into and removes liquid from the lungs and performs and controls exchange of physiological gases in a liquid medium EX-VIVO.

1.14 "MAJOR EUROPEAN COUNTRY" shall mean each of France, Germany, Italy and the United Kingdom.

1.15 "NDA" shall mean a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for or included in, FDA approval to market a Product, as more fully defined in 21 C.F.R.
Section Section 314.3 et seq. as well as equivalent submissions to the appropriate authorities in other countries in the Territory.

1.16 "NET SALES" shall mean the gross invoice price of Product sold by HMRI and its Affiliates or where applicable, their sublicensees and distributors, to Third Party customers (other than sublicensees or distributors) in arms length transactions, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts: (i) quantity or cash discounts;
(ii) customs duties and taxes (excluding income taxes) if any related to the sale; (iii) amounts repaid or credited by reason of rejections; (iv) returned goods; (v) retroactive price reductions specifically related to Product; (vi) Third Party rebates and chargebacks; (vii) governmental mandated rebate programs; (viii) packaging, handling fees, and prepaid freight; and (ix) any other specifically identifiable amounts included in Products gross sales that will ultimately be credited and are substantially similar to those listed above. Net Sales will be accounted for in accordance with generally accepted accounting principles consistently applied.

1.17 "PATENTS" shall mean:

     a) any patent listed in Appendix A or added thereto by written agreement of the parties hereto during the term of this Agreement;

     b) any patent application listed in Appendix A or added thereto by written agreement of the parties during the term of this Agreement, and any division, continuation, or continuation-in-part of any such application; and any patent which shall issue based on such application, division, continuation or continuation-in-part;

     c)   any patent which is a reissue or extension of any patent described in
(a) or (b)  above;

     d) any foreign counterpart patent application or patent corresponding to any patent application or patent identified in (a), (b), or (c), above which is filed or issued in any country in the Territory; and

     e) any patent or patent application related to or based on any Know-How related to Products or the manufacture thereof developed or acquired by ALLIANCE prior to or during the term of this Agreement and which is necessary for the use, development, manufacture, market, sale or distribution of any marketed Products and any division, continuation or continuation-in-part of any such patent or patent application; and any patent which shall issue based on such application, division, continuation or continuation-in-part; and any patent which is a reissue or extension of any such patent.

     It shall be understood that the term "Patents" shall also include any Supplementary Certificate of Protection of a Member State of the European Community and other similar protective rights in any other country of the Territory.

1.18 "PLAN COSTS" shall mean all out-of-pocket, direct and allocated expenses ordinary and necessary to the execution of a PMT-approved R&D Work Plan, Preclinical Work Plan, Clinical Work Plan, Production Work Plan or Regulatory Work Plan as more fully set forth in Section 4.4.

1.19 "PLANS" shall mean R&D Work Plan, Preclinical Work Plan, Clinical Work Plan, Production Work Plan and Regulatory Work Plan.

1.20  "PMT" shall mean the Project Management Team.

1.21 "PRECLINICAL WORK" shall mean any nonclinical IN VIVO and IN VITRO biological work to assess the safety and efficacy of a Product.

1.22 "PRODUCTION WORK" shall mean any work to investigate methods to manufacture on a commercial scale a Product, to validate reproducibility, safety, cost effectiveness, and potential for scale-up of a method to manufacture on a commercial scale a Product, or to transfer Know-How related to manufacturing to HMRI.

1.23 "PRODUCTS" shall mean drug compounds, drug compositions and medical devices and systems which, in the absence of this Agreement, the use, development, manufacture, marketing, sale or distribution of which would result in the infringement of one or more claims in a Patent, or which utilize the Know-How of ALLIANCE.

1.24 "R&D WORK" shall mean any work to identify and develop liquids (e.g., perfluorochemicals) or medical devices or systems for administration or control of Liquid Ventilation or Bronchoalveolar Lavage or recovery or re-use of liquids, to characterize and qualify the properties or parameters of a Product, to investigate methods to use a Product, or to modify or improve an existing Product.

1.25 "REGULATORY WORK" shall mean any work related to obtaining regulatory approval, including post regulatory approval work, in any country of the Territory for the sale of a Product.

1.26 "STEERING COMMITTEE" shall mean the committee described hereinafter in
Article 3.

1.27 "SUPPLY AGREEMENT" shall mean the Supply and Technology Transfer Agreement of even date herewith between ALLIANCE and HMRI.

1.28  "TERRITORY" shall mean all countries of the world.

1.29 "THERAPEUTIC EFFECTS" shall mean a biological response resulting from the administration of a liquid in the lungs either used with other drugs or alone.

1.30 "THIRD PARTY" shall mean any person, corporation or unincorporated body other than HMRI and ALLIANCE and their Affiliates.

ARTICLE 2 - LICENSE GRANT

2.1 ALLIANCE grants to HMRI on a worldwide exclusive basis the rights and licenses under the Patents and ALLIANCE's Know-How solely to use, develop, manufacture, have manufactured, market, sell, and distribute Products in the Territory for the Field of Use.

2.2 The rights and licenses granted hereunder may be sublicensed by HMRI to a Third Party in any country in the Territory. HMRI may sell Products through its Affiliates in any country in the Territory or grant sublicenses to its Affiliates in any country of the Territory. At the request of HMRI, ALLIANCE will extend the rights and licenses granted herein to an Affiliate of HMRI on a direct basis in any country of the Territory. Notwithstanding the granting of a sublicense to a Third Party or an Affiliate or a direct license to an Affiliate, HMRI shall remain responsible to ALLIANCE for all obligations of HMRI, its Affiliates and any sublicensee Third Party. Nothing herein shall preclude HMRI and/or its Affiliates from utilizing a distributor to promote and distribute the Products in any country of the Territory.

     2.3 For ** receipt of which is hereby acknowledged, ALLIANCE hereby grants to HMRI for the term of this Agreement, an option to obtain an assignment of ALLIANCE's right, title, and interest in and to the NDA for IMAGENT-Registered Trademark- GI, an oral contrast agent for use in magnetic resonance imaging. Such option may be exercised upon the payment of ** to ALLIANCE. Such assignment will be valid for the term of this Agreement.

2.4 Neither ALLIANCE, HMRI nor any of their Affiliates shall use, develop, manufacture, have manufactured, market, sell, or distribute any Directly Competitive Product in the United States, Japan or a Major European Country. If HMRI or any of its Affiliates makes, uses or sells a Directly Competitive Product and, after written notice of breach from ALLIANCE, HMRI or any of its Affiliates fails to cease such making, using or selling, HMRI's rights under this Agreement for such country shall, at ALLIANCE's election, become non-exclusive. If ALLIANCE or any of its Affiliates makes, uses, or sells a Directly Competitive Product, and after written notice of breach from HMRI, ALLIANCE or its Affiliates fails to cease such making, using, or selling, HMRI shall not be obligated to pay royalties on the sale of such Product in such country. At such time as the royalty obligations of Article 5 expire on a country-by-country basis, this Section 2.4 shall have no further effect in such country.

2.5 HMRI agrees to use its reasonable best efforts to develop and commercialize the Products in each of the United States, Japan and each Major European Country and will abide by and be subject to the terms of the agreements listed on Schedule 2.5 attached hereto between ALLIANCE or its Affiliates and Third Parties pertaining to the Patents and the Know-How; provided that ALLIANCE shall remain responsible for complying with any monetary obligations to such Third Parties.

ARTICLE 3 - PROJECT MANAGEMENT

3.1 ALLIANCE and HMRI shall create, within sixty (60) days after the Effective Date of this Agreement, a four member Steering Committee. The activities of the parties under this

Agreement shall be supervised by the Steering Committee only to the extent set forth herein. The Steering Committee shall perform the following functions:

     a) coordinate and direct the R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work as well as related activities of the parties to develop Products hereunder;

     b) establish a subordinate governance structure to carry out the provisions of this Agreement including establishing and organizing the PMT and appointing a chairperson therefor or other subordinate committees or structures to implement this Agreement, with the proviso that if the PMT is not constituted or continued, any reference to such committee in this Agreement shall be deemed to be a reference to the Steering Committee or to such other committees or structures to which the Steering Committee may delegate responsibility;

     c) settle disputes or disagreements that are unresolved by the PMT or other committees established by the Steering Committee unless otherwise indicated in this Agreement;

     d) review and approve the Plans submitted to it by the PMT and approve funding of the Plans by HMRI or ALLIANCE; and

     e) perform such other functions as appropriate to further the purposes of this Agreement as agreed to by the parties.

3.2  The Steering Committee:

     a) shall hold general meetings at such times as shall be determined by the unanimous consent of the Steering Committee but in no event shall such meetings be held less frequently than once every six (6) months (unless otherwise agreed); notice of any such meeting shall be provided to each member of the Steering Committee no later than thirty (30) days prior to the scheduled date of such meeting (unless such notice is waived), which notice shall contain the date, time and place of such meeting and describe the proposed agenda of items to be discussed at such meeting. Responsibility for arranging meetings will alternate between the parties on a semi-annual basis, with ALLIANCE having responsibility for the six (6) month period commencing in January of each year and HMRI having responsibility for meetings during the six (6) month period beginning in July of each year;

     b) shall hold special meetings on ten (10) days prior notice by either party (unless such notice is waived), which notice shall contain the date, time, and place of such meeting and describe the proposed agenda, to resolve issues that have not been resolved by the PMT within a reasonable time period;

     c) may conduct meetings in person or by telephone conference, provided that any material decision made during a meeting is evidenced by a conformed writing signed by at least one of the members of such committee from each of the parties;

     d)   shall keep minutes reflecting actions taken at meetings;

     e) may act without a meeting if prior to such action a written consent thereto is signed by all members of the Steering Committee; and

     f) may amend or expand upon the foregoing procedures for its internal operation by unanimous written consent.

     Either party may include such other representatives as they reasonably deem appropriate at any meetings.

3.3 Two members of the Steering Committee shall be selected by ALLIANCE from ALLIANCE and two members of the Steering Committee shall be selected by HMRI from HMRI or its Affiliates. Members of the Steering Committee shall be senior officers and/or directors of their respective companies or Affiliates. Members of the Steering Committee shall serve in such capacity, on such terms and conditions, and for such duration as shall be determined by the party selecting such person for membership on the Steering Committee. An alternate member designated by a party may serve temporarily in the absence of a permanent member designated by such party.

3.4 Actions to be taken by the Steering Committee pursuant to the terms of this Agreement shall be taken following the unanimous vote of the members of the Steering Committee (HMRI and ALLIANCE each having one (1) vote). If the Steering Committee fails to reach unanimous agreement, then HMRI shall have the final decision subject to its obligations described in Section 2.5; provided that prior to implementation of such decision the Chief Executive Officer of ALLIANCE shall be entitled to meet and consult with the head of the Hoechst Marion Roussel Pharmaceutical Group of Hoechst AG in a timely manner.

3.5 ALLIANCE and HMRI shall provide the Steering Committee, its members and its authorized representatives with reasonable access during regular business hours to all records and documents relating to this Agreement which it may reasonably require in order to perform its obligations hereunder; provided that if such documents are under a bona fide obligation of confidentiality to a Third Party, ALLIANCE or HMRI, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation (such as ALLIANCE's confidentiality obligations with Ortho Biotech, Inc. arising out of the license agreement dated August 16, 1994).

3.6 For each committee subordinate to the Steering Committee constituted in this Agreement, including the PMT, each of ALLIANCE and HMRI shall appoint and replace its own representatives on the committee. Each committee, including the PMT, shall be comprised of representatives of each party, with the size of each committee to be agreed upon from time to time. Any party may designate an alternate member for each committee to participate in the event one of the party's regular committee members is unable to be present at a meeting. Meetings of any committee may be called by either party with not less than ten
(10) working days notice to the other unless such notice is waived, and meetings shall be held at the office of the party not calling the meeting, unless otherwise agreed. Any meeting may be conducted in person or by telephone conference, provided that any material decision made during a meeting shall be evidenced by a conformed writing signed by at least one of the members of such committee from each of the parties. Each party will disclose to the other proposed agenda items reasonably in advance of each meeting of the applicable committee. Each committee shall also be free to consider any matters related to this Agreement which are within the scope of its responsibilities. Either party may include such other representatives as they reasonably deem appropriate at any meetings.

3.7 Each party shall designate a single project coordinator whose primary duties (until such time as the Steering Committee decides otherwise) will be to oversee matters arising under the provisions of this Agreement. Such project coordinator will be responsible for the day-to-day worldwide coordination of R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work conducted under this Agreement and will serve to facilitate communication between the parties relating to such work.

3.8 HMRI shall have the right to use an independent certified public accountant reasonably acceptable to and approved by ALLIANCE, or HMRI's own internal accountants, who shall have access to ALLIANCE's records during reasonable business hours for the purpose of auditing R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work expenditures under this Agreement. The audit under this Section may extend up to the three (3) preceding years but this right may not be exercised more than once in any calendar year and once a calendar year is audited it may not be reaudited. The results of the audit shall be disclosed to both parties, provided that the independent accountant shall disclose to HMRI only information relating solely to the accuracy and nature of expenditures made according to this Agreement. For any overpayments greater than two (2) percent by HMRI found under this Section, ALLIANCE shall pay HMRI the amount of overpayment, interest from the time the amount was due at the then current prime rate as quoted in the Eastern edition of THE WALL STREET JOURNAL, and HMRI's out-of-pocket expenses. For any overpayments less than two (2) percent by HMRI found under this Section, ALLIANCE shall pay HMRI the amount of overpayment. The parties agree that no costs or interest shall be awarded for any correction resulting from excess estimated payments made from time to time by HMRI to ALLIANCE.

3.9 Subject to Section 4.4 herein, ALLIANCE shall remain responsible to Third Parties for all financial payments payable for R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work before April 1, 1996. Any such work contracted before the Effective Date but unpaid as of April 1, 1996 falls within the scope of this Agreement so long as such work was previously disclosed in writing to HMRI per the notice provisions of this Agreement and labeled as such.

ARTICLE 4 - PRODUCT DEVELOPMENT

4.1 The PMT shall be responsible for managing R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work as well as related activities performed under the provisions of this Agreement. The chairperson of the PMT shall be chosen by HMRI. Beginning within sixty (60) days after the Effective Date of this Agreement and continuing through the term of this Agreement, the PMT will, unless otherwise agreed by the parties:

     a)   assume responsibility for the Plans as established in Section 4.3;

     b) establish, update yearly and seek approval from the Steering Committee for the Plans so long as appropriate which will specify a reasonable level of detail by which ALLIANCE and HMRI will conduct R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work;

     c) meet and review progress of R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work at least quarterly unless ALLIANCE and HMRI otherwise agree, and direct changes or modifications to the Plans as well as budgets therefor;

     d) establish a budget for each of the Plans and determine projected additional costs or savings associated with any changes or modifications thereto;

     e)   present a report with a reasonable level of detail at least every six
(6) months to the Steering Committee on all activities of the PMT, including a budget update, progress by the parties under the current Plans and progress by the PMT on developing Plans for the next year and associated budgets;

     f) approve any material agreements with any Third Party to be made by either or both parties hereto related to the performance of their obligations under this Agreement, except where the selection of such a Third Party is the unilateral right of either party hereunder; and

     g) determine when the regulatory submissions for the United States and Canada are to be transferred to HMRI from ALLIANCE.

4.2  Actions taken by the PMT pursuant to this Agreement as specified in
Section 4.1 shall be taken only following unanimous agreement of the parties (HMRI and ALLIANCE each having one (1) vote) or at the direction of the Steering Committee.

4.3 Subject to the provisions of this Agreement and approval by the Steering Committee, ALLIANCE agrees to use its reasonable best efforts to execute and complete the Plans as assigned, described and budgeted as set forth in Appendix B and any future Plans authorized pursuant to this Agreement. Subject to the provisions of this Agreement, HMRI agrees to use its reasonable best efforts to execute and complete the Plans as assigned, described and budgeted as set forth in Appendix C and any future Plans authorized pursuant to this Agreement. The PMT and the Steering Committee will exercise the same oversight and control of the Plans of Appendix B and Appendix C as if these Plans had been approved by the Steering Committee hereunder, and said oversight and control will specifically include directing changes and modifications to the Plans. Subject to Section 13.1, HMRI agrees to provide funding to ALLIANCE through June 30, 1997 of at least the amount set forth on Appendix B to develop the Products in the United States and Canada and to make the estimated quarterly payments to ALLIANCE set forth therein, which amounts will be solely applied to Plan Costs and are not refundable. ALLIANCE agrees to utilize the funds for the development of Products in the United States and Canada, and, in the event notice of termination of this Agreement is not given prior to June 30, 1997, any amount of such quarterly payments not previously applied to Plan Costs shall be applied to ALLIANCE's worldwide Plan Costs incurred after June 30, 1997. The parties agree that the Plans may change from time to time but the HMRI financial commitment reflected in Appendix B shall not decrease.

If there are any proposed changes of whatever nature to Appendix B (other than the level of financial commitment), and the PMT, or the Steering Committee fail to reach unanimous agreement on said changes in accordance with the procedures set forth herein, then HMRI will have the final decision with respect to said changes.

     Either party may deliver to the PMT a list of proposed R&D Work, Preclinical Work, Clinical Work, Production Work and Regulatory Work Plans for the following calendar years, a description of each project and an estimated budget for each project. The proposed project description shall include a detailed plan, an itemized estimate of costs and time required, the name of the project leader, where the project will be carried out and the expected benefit. The PMT will review the list of proposed Plans, revise the proposed projects as it sees fit, and devise a R&D Work Plan, Preclinical Work Plan, Clinical Work Plan, Production Work Plan and Regulatory Work Plan from the proposed projects or from projects proposed by the PMT itself. The PMT will establish a budget for each of the Plans. Such Plans and budgets therefor shall be submitted by the PMT to the Steering Committee for approval.

4.4 HMRI shall pay all Plan Costs, and shall reimburse ALLIANCE for all of its Plan Costs incurred after March 31, 1996. Plan Costs include all out-of-pocket, direct, and indirect expenses ordinary and necessary to the execution of an approved Plan. Out-of-pocket costs, which include payments to third parties for supplies, materials, clinical travel, contracted outside services, etc., shall be documented by records reasonably acceptable to HMRI. Direct and indirect expenses of research and/or development personnel (including, without limitation, scientists, lab technicians, regulatory personnel, clinical support personnel, and the like) shall be expressed in terms of the full-time equivalent ("FTE") rate then in effect for ALLIANCE during the relevant time period. The FTE rate shall be calculated by determining the payroll cost for ALLIANCE's scientific and technical personnel who allocate time among various projects in ALLIANCE's ordinary course of business (including costs for fringe benefits and payroll taxes) and an overhead rate, which includes all costs other than out-of-pocket expenses for ALLIANCE's projects, including LIQUIVENT-Registered Trademark-. During the term of this Agreement, ALLIANCE shall use its standard project costing and accounting system then in effect in computing and tracking its direct and indirect costs. The objective of reimbursing costs in the manner set forth herein is to reimburse Alliance for its actual expenses in carrying out the Plan.

     a)   **











     b) By October 1 of each year, the PMT will establish an overall project budget for the upcoming calendar year broken down by major work areas/teams and establish FTE labor and overhead rates to be used as benchmarks to measure performance and accountability. At 6-month intervals, the PMT will add an additional 6-month budget, thus maintaining a rolling 12-month budget.

4.5 Any sums due to ALLIANCE by HMRI pursuant to Articles 4, 8 or 9 shall be billed by ALLIANCE each calendar quarter, substantiated by ALLIANCE with suitable invoices and other reasonable documentation, including documentation based on the actual FTE spending rates for labor and overhead, and paid by HMRI within forty-five (45) days of receipt of such invoices.

4.6 The parties agree to promptly provide each other with copies of records, reports, and regulatory filings showing a reasonable level of detail related to their respective work in the United States, Japan, and each Major European Country conducted under the terms of this Agreement, subject to the confidentiality obligations described in Section 3.5.

4.7  **















ARTICLE 5 - PAYMENTS AND ROYALTIES

5.1 In consideration of the rights and licenses granted to HMRI under Article 2 of this Agreement, HMRI shall pay to ALLIANCE the following payments:

     a)   the sum of **________________________payable upon the Effective Date;

     b)   the sum of **_______________________________ payable on June 30,
1997, **______________________________________________________________;

     c)   the sum of **_______________________________upon filing of a United
States NDA, **_____________________________________________________________;

     d)   the sum of **_______________________________payable within thirty (30)
days following the approval of an NDA permitting marketing of a Product in the United States **______________________________________________________________;

          _____________________________________________________________________
          __________________________________;

     e)   the sum of **______________________________________________payable within thirty (30) days following the first commercial sale of a Product in a Major European Country;

     f)   the sum of **______________________________________________payable within thirty (30) days following the first commercial sale of a Product in a second Major European Country; and

     g)   the sum of **_______________________________payable within thirty
(30) days following the first commercial sale of a Product in Japan.

     h)   the sum of **_____________________________________________________
____________________________________________________________________________
____________________________________________________________________________
____________________________________________________________________________.

5.2 The payments specified under Section 5.1 (a) through (g) shall be allocated among the Patents as the parties reasonably agree as soon as reasonably possible, and such payments shall not be creditable against royalties or refundable.

5.3  In further consideration of the rights and licenses granted to HMRI under
Article 2 of this Agreement, HMRI shall pay to ALLIANCE the following royalties based on the Net Sales of Products in the Territory:

   a)**
   b)**
   c)**
     **

     Upon the expiration of the royalty obligations of this Section 5.3 other than as a result of termination of the Agreement **

                on a country-by-country basis, HMRI shall have a fully paid, worldwide nonexclusive license solely to use, develop, manufacture, have manufactured, market, sell, and distribute Products for the Field of Use and a fully paid worldwide exclusive license to the trademark "LIQUIVENT".

5.4 Subject to the rights of ALLIANCE pursuant to this Agreement, including but not limited to Sections 2.5 and 5.5, HMRI shall have the final decision with respect to all aspects of commercialization or non-commercialization of Products in any country in the Territory including but not limited to sales, pre-marketing, marketing and distribution.

5.5 HMRI agrees that, during the term of this Agreement, it shall use its reasonable best efforts to market Products throughout the Territory. Reasonable best efforts shall mean that on a country-by-country basis HMRI shall expend at least a similar level of corporate resources, including employee time and money, as it would on an internally developed HMRI product, taking into account the market potential of such products, the competitiveness of the marketplace, the proprietary position of the Product and other relevant factors.

5.6 In the event that a combination product is sold in a form containing a Product and another product (which is not a Product) of HMRI, its Affiliates, sublicensees or distributors, the Net Sales shall be calculated by multiplying the sales price of the combination product by the fraction A/(A+B), where A is the invoice price or, if none, then the fair market value of the Product, and B is the invoice price or, if none, then the fair market value of the other product. For example, if the sales price of the combination product is $100 and the invoice prices (or fair market values, if applicable) of the Product and the other product are $90 and $30, respectively, the Net Sales shall be $75 ($100 x [$90/$120]). Fair market value means the cash consideration which HMRI or its Affiliates, sublicensees or distributors would realize from an unaffiliated, unrelated buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction. The parties further agree to negotiate in good faith for an equitable determination of Net Sales of Products in the event that HMRI sells Products in such a manner that the Net Sales of same are not readily identifiable.

ARTICLE 6 - REPORTS AND RECORDS

6.1 HMRI shall keep and shall cause its Affiliates, sublicensees and distributors to keep true and accurate records of sales of Products and Net Sales and the royalties payable to ALLIANCE under Article 5 hereof and shall deliver to ALLIANCE a written statement thereof on or before the sixtieth (60) day following the end of each HMRI accounting quarter (or any part thereof in the first or last calendar quarter of this Agreement) for such HMRI accounting quarter. Said written statements shall set forth Net Sales and the calculation thereof on a country by country basis for each Product and the royalties due thereon.

6.2 All royalty payments by HMRI to ALLIANCE with respect to Net Sales in any currency other than U.S. Dollars shall be converted into U.S. Dollars at the rate of exchange of such currency for U.S. Dollars for the calendar quarter for which royalty payments are being remitted according to HMRI's normal procedures for calculating same and, at or no later than the time the written statement with respect to such royalty payment or is required to be given to ALLIANCE pursuant to Section 6.1, shall be made by wire transfer to the ALLIANCE account designated below, or such other account as ALLIANCE may designate from time to time. If the transfer or the conversion into U.S. Dollars in any such instance is not lawful or possible, the payment of such part of the royalties due as is necessary, shall be made by the deposit thereof, in such currency, to the credit and account of ALLIANCE in any commercial bank or trust company of ALLIANCE's choice located in that country. Prompt notice of said deposit shall be given by HMRI to ALLIANCE.

6.3 Any income or other taxes which HMRI or any of its Affiliates is required to pay or withhold on behalf of ALLIANCE with respect to royalties and any other monies payable to ALLIANCE under this Agreement shall be deducted from the amount of such royalties and monies due. HMRI or its Affiliate shall furnish ALLIANCE with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by ALLIANCE.

6.4 ALLIANCE shall have the right to use an independent certified public accountant reasonably acceptable to and approved by HMRI or its own internal accountants who shall have access to HMRI and its Affiliates' and sublicensees and distributors records during reasonable business hours for the purpose of verifying the royalties payable as provided in this Agreement for the three (3) preceding years, but this right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to ALLIANCE and HMRI only information relating solely to the accuracy and nature of the royalty report and the royalty payments made according to this Agreement. For any underpayments greater than two (2) percent by HMRI found under this Section, HMRI shall pay ALLIANCE the amount of underpayment, interest from the time the amount was due at the then current prime rate as quoted in the Eastern edition of THE WALL STREET JOURNAL, and ALLIANCE's out-of-pocket expenses. For any underpayments less than two (2) percent by HMRI found under this Section, HMRI shall pay ALLIANCE the amount of underpayment. Any overpayments by HMRI will be refunded to HMRI or credited to future royalties, at HMRI's election.

6.5 All payments due hereunder shall be made to the designated bank account of ALLIANCE as follows:
               **

ARTICLE 7 - CONFIDENTIALITY

7.1 All confidential information transmitted by either party to the other including all confidential information developed pursuant to this Agreement, shall be identified as confidential and the receiving party shall, while this Agreement is in effect and for five (5) years after termination thereof, make no use of this information other than in furtherance of this Agreement and shall use the same efforts to keep secret and prevent the disclosure of such information to parties other than its Affiliates, sublicensees, agents, officers, employees and representatives authorized to receive such information as it would for its own confidential information except for such confidential information that,

     a) was known to the receiving party or its Affiliates or sublicensees at the time of its disclosure and not previously subject to any obligation of confidentiality at the time of its disclosure;

     b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure;

     c) became generally available to the public or became otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party or its Affiliates or sublicensees in breach of this Agreement, or

     d) became known to the receiving party or its Affiliates or sublicensees after its disclosure (a) from a source other than the disclosing party (including from independent development by the receiving party), (b) other than from a Third Party who had an obligation to the disclosing party not to disclose such information to others, and (c) other than under an obligation of confidentiality, or

     e) is disclosed by the receiving party pursuant to oral questions, interrogatories, requests for information or documents, subpoena, or civil investigative demand issued by a court or governmental agency; provided that the receiving party notifies the other party immediately on receipt thereof and that the disclosing party furnishes only that portion of the confidential information that counsel advises is legally required.

7.2 Each receiving party or its Affiliates or sublicensees may disclose any of the Know-How and confidential information to the extent such disclosure is necessary to comply with applicable laws or regulations, or to make and use a Product in accordance with the terms of this Agreement.

7.3 Each party recognizes the mutual interest in obtaining valid patent protection. Consequently, either party and its employees or consultants or any other Third Party wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such party as part of the work performed under this Agreement (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract of the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication of presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication. Each party shall designate an individual to whom proposed publications shall be directed and such individual shall be responsible for obtaining the necessary internal approvals of the Reviewing Party.

7.4 If the Reviewing Party requests a delay as described in subsection 7.3(b) the Publishing Party shall delay submission or presentation of the publication for a period of up to ninety (90) days to enable patent applications protecting each party's rights in such information to be filed.

7.5 Upon the receipt of written approval of the Reviewing Party or the expiration of the applicable waiting period without comment, the Publishing Party may proceed with the written publication or the oral presentation.

7.6 The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this
Article 7 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitle to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7. It is understood that such injunctive relief is intended solely as provisional relief pending the dispute resolution procedures described in Article 18 hereof.

7.7 Notwithstanding the foregoing, the right of any party to withhold or delay consent to publish or delay publication shall be subject to any contractual publication rights of Third Parties involved in research or clinical trials for the Products. The parties will use reasonable efforts to obtain the voluntary consent of any Third Party with publication rights agreed to prior to the Effective Date, to comply with the notice and timing requests in this Article 7 and will promptly review any publications delivered for review.

ARTICLE 8 - INVENTIONS AND PATENT PROSECUTION

8.1 All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and as a result of the work performed under this Agreement solely by employees of ALLIANCE or others acting on behalf of ALLIANCE ("Alliance Inventions") shall be owned by ALLIANCE. All rights, title and interest in all Inventions that are discovered, made or conceived during and as a result of the work performed under this Agreement solely by employees of HMRI or others acting on behalf of HMRI ("HMRI Inventions") shall be owned by HMRI. All right, tittle and interest in all Inventions that are discovered, made or conceived during and as a result of the work performed under this Agreement jointly by employees of ALLIANCE and HMRI or others acting on their behalf (the "Joint Inventions") shall be jointly owned by HMRI and ALLIANCE. Each party shall promptly disclose to the other party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such party.

The parties acknowledge that the ownership rights set forth above are subject to the license grants set forth in Article 2 and that any patent applications or patents related to ALLIANCE Inventions or Joint Inventions shall become Patents.

8.2 Each party represents and agrees that its employees and consultants shall be obligated under a binding written agreement to assign to such party, or as such party shall direct, all Inventions made or conceived during and as a result of work performed under this Agreement by such employee or consultant. In the case of non-employees working for other companies or institutions on behalf of ALLIANCE or HMRI, ALLIANCE and HMRI, as applicable, shall use reasonable efforts to obtain the right to license all Inventions made by such non-employees on behalf of ALLIANCE or HMRI, as applicable, in accordance with the policies of the company or institution employing such non-employee. ALLIANCE and HMRI agree to undertake to enforce such agreements with employees or others or such rights pertaining to non-employees (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

8.3 ALLIANCE shall be responsible for the filing, prosecution (including oppositions) and maintenance of the Patents. For so long as any of the license grants set forth in Article 2 remain in effect, ALLIANCE agrees to file and prosecute and maintain the Patents in the countries in the Territory as listed in Schedule 8.3; provided that the foregoing is subject to ALLIANCE's reasonable business judgment. ALLIANCE shall consult with HMRI and keep HMRI fully informed of important issues relating to the preparation, filing, prosecution and maintenance of such patent applications and patents, including patent strategy with respect to both existing and future patent applications, patents and patent extensions, and shall furnish to HMRI copies of documents relevant to such preparation, filing, prosecution and maintenance sufficiently prior to filing such document or making any payment due thereunder to allow for review and comment by HMRI, and ALLIANCE shall seriously consider all such comments. ALLIANCE and HMRI shall mutually determine procedures for carrying out the filing, prosecution (including oppositions) and maintenance, as applicable, of patent applications and patents for all Joint Inventions and shall each bear half of the cost thereof, and both parties shall be kept fully informed of and consult and cooperate with respect to all actions taken with respect thereto; provided that, if either party elects to not bear half the cost of such activity with respect to a particular Joint Invention in a particular country, then the other party may, at its sole expense and discretion, undertake the filing, prosecution (including oppositions) and maintenance of such patent or patent application in such country, and the party not participating in such expenses shall assign its interest in such patent or patent application in such country to the other party, including the rights to receive and collect from third parties any royalties and damages for future or past infringement, but reserving a perpetual royalty-free non-exclusive license in such country (without the right to sublicense and subject to any limitations imposed by this Agreement) to use such Joint Invention to make, have made, use, distribute for sale and sell any products covered by such patent covering such Joint Invention. The non-participating party will cooperate with the other party, at the other party's expense, as necessary to enable the other party to establish and protect its rights under this Section 8.3.

     If ALLIANCE elects not to continue to seek or maintain patent protection on any Patent in any country in the Territory, HMRI shall have the right, at its option, but in the name of

ALLIANCE and at HMRI's expense, to file, prosecute (including oppositions) and maintain such patent applications and patents as ALLIANCE shall have previously filed in at least one country, provided, however, that the rights of the parties with respect to any such Patent shall in all other respects be as described in this Agreement. ALLIANCE will advise HMRI of all decisions taken with respect to any such election in a timely manner in order to allow HMRI to protect its rights under this Section 8.3.

8.4 Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents, subcontractors or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions owned by a party and for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

8.5 ALLIANCE shall notify HMRI of (i) the issuance of each Patent giving the date of issue and patent number for each such patent, and (ii) each notice pertaining to any Patent which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter called the "Act"), or other similar laws now or hereafter in effect, or pursuant to comparable laws or regulations in other countries in the Territory. The parties shall cooperate with each other in applying for patent term extensions (including Supplementary Protection Certificate in European Community Countries) where applicable in any country of the Territory. ALLIANCE shall also notify HMRI of each application filed for patent term extension, any allegations of failure to show due diligence and all awards of patent term extensions with respect to the Patents. Such notices shall be given promptly, but in any event within twenty (20) business day after receipt of each such notice pursuant to the Act (or comparable laws or regulations in other countries in the Territory). ALLIANCE shall notify HMRI of each filing for patent term restoration under the Act (or comparable laws or regulations in other countries in the Territory), any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patents.

8.6 Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products, or biological material of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant HMRI any license or other right in the Patents licensed for use, other than the use, development, manufacture, marketing, sale and distribution of Products in the Field of Use covered by the Patents.

ARTICLE 9 - INFRINGEMENT

9.1  ALLIANCE and HMRI shall each promptly, but in any event no later than ten
(10) business days after receipt of notice of such action, notify the other in writing of any patent nullity actions, any declaratory judgment actions or any alleged or threatened infringement of patents or patent applications or misappropriation of intellectual property comprising the Patents or if either party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a patent or other intellectual property right as a result of the manufacture, production, use, development, manufacturing, marketing, selling or distribution of Products, or of any other information or notification regarding the Patents.

9.2 HMRI shall have the first right to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 9.1. In the event HMRI elects to do so, ALLIANCE will cooperate with HMRI and its legal counsel, join in such suits as may be brought by HMRI, and be available at HMRI's reasonable request to be an expert witness or otherwise to assist in such proceedings. HMRI will cooperate with ALLIANCE and its legal counsel and keep ALLIANCE and its counsel reasonable informed at all times as to the status of HMRI's response or defense.

9.3 HMRI will not settle any suit or claim involving the Patents in a manner that would compromise any rights of ALLIANCE without obtaining the prior written consent of ALLIANCE.

9.4 In the event that HMRI elects to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 9.1, then: (i) legal fees and other costs and expenses of HMRI associated with such response or defense shall be paid by HMRI; (ii) legal fees and other costs and expenses associated with such response or defense incurred by ALLIANCE at HMRI's request, shall be paid by ALLIANCE; (iii) costs of acquiring Third Party patents or licenses and any settlement, court award, judgment or other damages will be **__________________; and (iv) amounts recovered from Third Parties in connection with such response or defense shall first be applied, **__________________________________
________________________________________________________________________________
_______________________________________________________________________________.
HMRI shall advance all costs required to be paid by ALLIANCE pursuant to clauses (ii) and (iii) of this subsection 9.4 and shall recover such advanced costs through credits against up to ** of the royalties otherwise payable by HMRI to ALLIANCE hereunder, until the amount so advanced by HMRI is fully recovered. ALLIANCE shall have no obligation to repay HMRI any amounts previously paid by HMRI to ALLIANCE hereunder to cover such costs. **______
____________________________________________________________________________
____________________________________________________________________________

9.5 In the event that HMRI elects not to respond to, defend or prosecute any actions, challenges, infringements, misappropriations or proceeding by a Third Party alleging infringement described in Section 9.1 within sixty (60) days of becoming aware of or being notified of such actions, challenges, infringements, misappropriations or proceedings or abandons such response, then, in such event, ALLIANCE shall have the option to do so at ALLIANCE's sole cost, provided that HMRI shall cooperate with and provide assistance to ALLIANCE at HMRI's expense. All amounts so recovered from any Third Party shall be retained by ALLIANCE, subject to reimbursement of both parties for expenses and ALLIANCE shall have no further obligations to HMRI with respect to the response or defense thereof; provided further that the royalty rate payable by HMRI shall not be adjusted downward due to an adverse judgment.

9.6 In the event that ALLIANCE and HMRI determine that it is necessary or desirable for HMRI to acquire any Third Party patent or license in connection with the development or manufacture of Products covered by the Patents in the Territory, **_______________________________________________________________
____________________________________________________________________________
____________________________________________________________________________

ARTICLE 10 - TRADEMARKS

10.1 All trademarks to be utilized by HMRI and/or its Affiliates on Products under this Agreement shall be chosen by HMRI and/or its Affiliates and, except for trademarks owned by ALLIANCE, shall be owned by HMRI and/or its Affiliates. ALLIANCE hereby grants to HMRI a worldwide exclusive royalty-free license to the "LIQUIVENT" trademark in connection with the sale of Products in the Territory for the term of this Agreement, and thereafter unless this Agreement is terminated in its entirety pursuant to Article 13. Schedule 10.1 sets forth the countries in which trademark applications were filed and the status of such applications as of the Effective Date.

ARTICLE 11 - MANUFACTURE AND SUPPLY

The parties agree that ALLIANCE will manufacture and supply bulk labeled Product in finished packaged form to HMR for all Clinical Work and initial Product marketing on a worldwide basis to the extent available from ALLIANCE's existing facility in Otisville, New York as provided in the Supply Agreement.

ARTICLE 12 - DURATION

12.1 This Agreement shall become effective from the Effective Date and shall, unless sooner terminated pursuant to any other provision of this Agreement continue in full force for as long as HMRI or its Affiliates is obligated to pay royalties hereunder.

12.2 Notwithstanding the expiration of this Agreement pursuant to Section 12.1 or the early termination of this Agreement pursuant to Article 13, the financial obligations incurred prior to such expiration or termination and the obligations of 7.1, 8.2, 10.1, 13.4, 13.6, 14.1, 14.2, and 18.1 shall remain in full force and effect.

ARTICLE 13 - TERMINATION

13.1 Notwithstanding any other provision herein, HMRI can, prior to NDA approval, terminate this Agreement on a country by country basis in its entirety upon one (1) month written notice to ALLIANCE. After NDA approval of a Product and prior to first marketing of said Product, HMRI can terminate this Agreement on a country by country basis upon two (2) months written notice to ALLIANCE. After the sale of a Product, HMRI can terminate this Agreement on a country by country basis upon three (3) months written notice to ALLIANCE.

13.2 Failure by HMRI or ALLIANCE to comply with any of the respective material obligations and conditions contained in this Agreement shall entitle the other party to give the party in default notice requiring it to cure such default.
If such default is not cured within ninety (90) days (thirty (30) days in case of a monetary payment default) after receipt of such notice, the notifying party shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement) to terminate this Agreement or in the event of an uncured material breach by ALLIANCE, effect the rights of HMRI set forth in
Section 13.5 by giving a notice to take effect immediately.   Notwithstanding
the foregoing, in the event of a non-monetary default, if the default is not reasonably capable of being cured within the ninety (90) day cure period by the defaulting party and such defaulting party is making a good faith effort to cure such default, the notifying party may not terminate this Agreement, provided however, that the notifying party may terminate this Agreement if such default is not cured within one hundred eighty (180) days of such original notice of default. The right of either party to terminate this Agreement as hereinabove provided shall not be affected in any way by its waiver of, or failure to take action with respect to any previous default.

13.3 In the event that one of the parties hereto shall go into liquidation, a receiver or a trustee be appointed for the property or estate of that party and said receiver or trustee is not removed within sixty (60) days, or the party makes an assignment for the benefit of creditors (collectively, a "Bankruptcy Event"), and whether any of the aforesaid Bankruptcy Events be the outcome of the voluntary act of that party, or otherwise, the other party shall be entitled to terminate this Agreement (or in the event ALLIANCE suffers such a Bankruptcy Event, HMRI may effect its rights described in Section 13.5 forthwith by giving a written notice to the first party.

13.4 In the event that this Agreement is terminated in its entirety HMRI will:

     a) deliver to ALLIANCE the Know-How and assign to ALLIANCE its rights in said Know-How or Patents, if any, and any rights to ALLIANCE's trademarks, excluding any Know-How or patents related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     b) not use the Know-How as long as it has to be kept confidential pursuant to Article 7 hereof, excluding any Know-How related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     c) not infringe any of the Patents, excluding patents related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     d) grant to ALLIANCE a non-exclusive worldwide royalty free license to any patents or Know-How owned or controlled by HMRI or its Affiliates which is necessary to make, use, develop, manufacture, have manufactured, sell or distribute Products intended for the Field of Use, excluding any Know-How or patents related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     e) make all payments accrued under this Agreement prior to the effective termination date;

     f) transfer all regulatory filings and approvals related to Products to ALLIANCE upon ALLIANCE's written request for same; and

     g) transfer to ALLIANCE responsibility for and control of ongoing work of HMRI, Affiliates and Third Parties in an expeditious and orderly manner with the costs for such work assumed by ALLIANCE as of the date of notice.

13.5 In the event of a Bankruptcy Event or a material default described in
Section 13.2 by ALLIANCE (which default is not cured as provided therein), HMRI may elect in lieu of terminating this Agreement to declare the license granted pursuant to this Agreement to be irrevocable. From the date of receipt of notice of such election, ALLIANCE shall have no further rights or obligations under this Agreement, except that ALLIANCE may enforce any financial obligations of HMRI, including those arising under Articles 4 and 5 herein before or after such election; provided that if such election occurs prior to commercial sales of Products, any additional reasonable costs incurred by HMRI to commercialize the Products as a result of such election, shall be credited against amounts payable by HMRI to ALLIANCE.

13.6 Upon termination of this Agreement in its entirety, ALLIANCE shall have ninety (90) days to exercise an option to purchase all or any portion of the inventory of Products owned by HMRI or its Affiliates upon such termination at a price equal to HMRI's or its Affiliates' costs for such inventory. Such option shall be exercised by ALLIANCE in writing. Within thirty (30) days of such exercise, HMRI shall ship at ALLIANCE's cost and direction such inventory to ALLIANCE. ALLIANCE shall have forty-five (45) days to determine whether the inventory complies with the Specifications (as defined in the Supply Agreement). If the inventory complies with the Specifications, ALLIANCE shall pay for such inventory within forty-five (45) days of approval. If such inventory does not comply with the Specifications, it shall be returned to HMRI at its expense. Procedures for handling and determining whether Product complies with the Specifications shall be as set forth in the Supply Agreement.

13.7 In the event that this Agreement is terminated by HMRI in one or more countries (but not terminated in its entirety), HMRI will with respect to such country:

     a) deliver to ALLIANCE the Know-How and assign to ALLIANCE its rights in said Know-How or Patents if any, excluding any Know-How or patents related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     b) not use the Know-How as long as it has to be kept confidential pursuant to Article 7 hereof in such country, excluding any Know-How related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     c) not infringe any of the Patents in such country, excluding patents related to the manufacture of raw materials, including but not limited to, perfluorochemicals;

     d) grant to ALLIANCE a non-exclusive, royalty free license to any patents or Know-How owned or controlled by HMRI or its Affiliates which is necessary to make, use, develop, manufacture, have manufactured, sell or distribute Products intended for the Field of Use, excluding any Know-How or patents related to the manufacture of raw materials, including, but not limited to, perfluorochemicals;

     e) make all payments accrued under this Agreement with respect to such country prior to the effective termination date;

     f) transfer all regulatory filings and approvals related to Products in such country to ALLIANCE upon ALLIANCE's written request for same;

     g) transfer to ALLIANCE responsibility for and control of ongoing work of HMRI, Affiliates and Third Parties in an expeditious and orderly manner with the cost of such work assumed by ALLIANCE as of the date of notice; and

     h) sell to ALLIANCE, at any time within ninety (90) days of such termination, at ALLIANCE's election, all or any portion of the inventory of Products owned by HMRI or its Affiliates which are intended for sale in such country at a price equal to HMRI's or its Affiliate's cost for such inventory. Such election shall be made by ALLIANCE in writing and within thirty (30) days of such election, HMRI shall ship at ALLIANCE's cost and direction such inventory to ALLIANCE. ALLIANCE shall have forty-five (45) days to determine whether the inventory complies with the Specifications. If the inventory complies with the Specifications, ALLIANCE shall pay for such inventory within forty-five (45) days of approval. If such inventory does not comply with the Specifications, it shall be returned to HMRI at its expense.

ARTICLE 14 INDEMNITY

14.1 HMRI agrees to defend, indemnify and hold harmless ALLIANCE and its officers, directors, agents and employees (collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including reasonable attorney's fees, whether incurred by reason of actions or claims between the parties or by Third Parties) which results from or arises out of the development, use, manufacture, promotion, sale or other disposition of Products and all technology licensed under this Agreement, including without limitation, any product liability claim.

14.2 HMRI's indemnification under Section 14.1 shall not apply to any liability, loss, damage, action, claim or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of ALLIANCE.

ARTICLE 15 - INTERPRETATION

15.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflict of laws.

ARTICLE 16 - EXPORTS

16.1 The parties acknowledge that the export of technical data, materials, or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of the exporting party. ALLIANCE and HMRI agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples, or equipment received or generated under this Agreement in violation of any statutes or governmental regulations which may be applicable, including, but not limited to, the Export Administration Act of 1979, as amended, its rules and regulations, including, but not limited to, Part 779 of the United States Export Control Regulations, published by the United States Department of Commerce, and other applicable export laws. ALLIANCE and HMRI agree to use reasonable efforts to obtain similar covenants from their licensees, sublicensees, and contractors with respect to the subject matter of this article.

ARTICLE 17 - FORCE MAJEURE

17.1 No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of the parties, including but not limited to the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the party in question: acts of God, acts or omissions of any government or any rules, regulations or orders of any governmental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes, or lockouts.

ARTICLE 18 - ARBITRATION

18.1 In case any dispute arises out of this Agreement, the parties will endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree, any such dispute shall be finally settled by arbitration administered by and according to the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration shall take place in New York, New York. The arbitration panel shall consist of one
(1) arbitrator chosen by mutual consent of the parties and the decision shall be final and binding on the parties and their legal successors. Should the parties fail to agree on the selection on an arbitrator, each party shall appoint one (1) arbitrator and the two arbitrators shall agree upon a neutral third arbitrator to serve as the sole arbitrator. The arbitrator may, at his discretion, provide for discovery by the parties during a period not to exceed four (4) months from the date of filing of the notice of arbitration and the arbitrator shall render his decision within thirty (30) days of the completion of the hearing and may, at his discretion award costs and expenses. The arbitrated award shall be final and binding on the parties. Judgment on the award may be entered in any court of competent jurisdiction.

     It is not intended by the parties that disputes arising out of issues before the Steering Committee or PMT shall be subject to arbitration. The time period for cure recited in Section 13.2 shall be suspended upon institution of arbitration until completion of such arbitration.

ARTICLE 19 - NOTICES

19.1 Any notice required or permitted to be given under this Agreement shall be mailed by registered or certified air mail, return receipt requested, postage prepaid, addressed to the party to be notified at its address stated below, or at such other address as may hereafter be furnished in writing to the notifying party or by telefax (with the telefax followed by sending the same by registered or certified mail) to the numbers set forth below or to such changed telefax numbers as may thereafter be furnished.
     If to ALLIANCE:

          President
          Alliance Pharmaceutical Corp.
          3040 Science Park Road
          San Diego, CA 92121
          Telefax No.: (6l9) 558-5161

     with a copy to:

          Stroock & Stroock & Lavan
          Seven Hanover Square
          New York, NY 10004
          Attention:  Melvin Epstein, Esq.
          Telefax No.: (212) 806-6006

     If to HMRI:
          Hoechst Marion Roussel, Inc.
          10236 Marion Park Drive
          Kansas City, MO 64137-1406
          Attn:  General Counsel
          Telefax No: (816) 966-3805

     with a copy to:

          Hoechst Marion Roussel, Inc.
          2110 East Galbraith Road
          Cincinnati, OH 45215
          Attn:  General Patent Counsel
          Telefax No: (513) 948-7961
     Any such notice shall be deemed to have been received when it has been delivered or received by telefax (with the telefax followed by sending the same by registered or certified mail).

ARTICLE 20 - WAIVER

20.1 The failure on the part of ALLIANCE or HMRI to exercise or enforce any rights conferred upon it hereunder shall not be deemed to be a waiver of any such rights nor operate to bar the exercise or enforcement thereof at any time or times thereafter.

ARTICLE 21 - LEGALITY

21.1 In the event that any term of this Agreement shall contravene the laws and/or regulations in any country of the Territory, the parties shall immediately meet in order to agree on any necessary amendments, provided that any clauses thereby rendered unenforceable shall in no way affect the validity of this Agreement.

ARTICLE 22 - ASSIGNMENT

22.1 This Agreement, and all rights and obligations hereunder, are personal as between the parties and shall not be assigned in whole or in part by any of the parties to any other person or company without the prior written consent of the other party, except with respect to either party, in the event of a merger, acquisition or transfer of substantially all of its assets.

ARTICLE 23 - TITLES

23.1 It is agreed that the headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute any part of this Agreement.

ARTICLE 24 - PUBLICITY

24.1 Neither party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other party, provided however, that this Section 24.1 shall not be applicable where either party hereto is legally required to make public a summary or details of this Agreement, in any country. If a party believes that it has a legal requirement to make public the existence of or any details of or any events related in any way to this Agreement, it shall provide a copy of any such announcement to the other party for review and approval at least three (3) business days prior to making said announcement.

ARTICLE 25 - UNENFORCEABLE PROVISIONS

25.1 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

ARTICLE 26 - OTHERS

26.1 As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by fact or context.

ARTICLE 27 - EXECUTION

27.1 This Agreement may be executed in counterparts each of which shall for all purposes be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

                                   ALLIANCE PHARMACEUTICAL CORP.

WITNESS_________________________   By:___________________________

                                        Duane J. Roth

                                   Title:    President

                                   Date:     FEBRUARY 28, 1996
                                        _________________________

                                   HOECHST MARION ROUSSEL, INC.

WITNESS_________________________   By:___________________________

                                   Title:________________________

                                   Date:_________________________

                                   APPENDIX A
                                       TO
                                LICENSE AGREEMENT
                                       **

                                  Appendix B
                                      to
                               License Agreement
                                      **

                                  Appendix C
                                      to
                               License Agreement
                                      **

                                 SCHEDULE 2.5
                                      TO
                               LICENSE AGREEMENT
                                      **

                                 SCHEDULE 8.3
                                      TO
                               LICENSE AGREEMENT
                                      **

                                 SCHEDULE 10.1
                                      TO
                               LICENSE AGREEMENT
                                      **